Exhibit 8(e)
FORM OF
SCHEDULE 1

The following lists the additional counterparties to the Repo
Custodian Agreement for Joint Trading Account between The Bank of New York and the Fidelity Funds:

BZW Government Securities, Inc.
CS First Boston Corp.
Daiwa Securities America, Inc.
Deutsche Bank Securities Corp.
Donaldson, Lufkin & Jenerette Securities Corp.
Fuji Securities, Inc.
Goldman Sachs & Co
Morgan Stanley & Co., Inc.
NationsBanc Capital Markets
Nikko Securities Co. International, Inc.
Nomura Securities International, Inc.
Prudential Securities, Inc.
Salomon Brothers, Inc.
Sanwa BJK Securities Co., LP
SBC Capital Markets, Inc.
Smith Barney, Inc.